Exhibit 10.3

SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT ("Agreement") is entered into on the Effective Date described herein by and between Alfred Lumsdaine (hereinafter generally referred to as "Mr. Lumsdaine") and Healthways, Inc., and its subsidiaries, affiliates and related entities, with a principal office of 701 Cool Springs Blvd., Franklin, Tennessee 37067 ("Healthways" or "Company").

WHEREAS, Healthways and Sharecare, Inc. ("Sharecare") have entered into a purchase agreement selling a substantial number of Healthways assets to Sharecare ("Transaction");

WHEREAS Mr. Lumsdaine desires to terminate his employment and the employment agreement between Mr. Lumsdaine and the Company effective as of November 30, 2012 ("Employment Agreement") so that he may accept employment with Sharecare;

WHEREAS both the Company and Mr. Lumsdaine believe it is in their mutual best interests for the parties to terminate Mr. Lumsdaine's employment and the Employment Agreement.

NOW THEREFORE, the parties agree as follows:

(1) Termination of Employment Agreement. The Employment Agreement shall terminate by mutual agreement as of the closing date of the Transaction ("Closing").

(2)	Consideration. The parties covenant and promise to do the following:

(a) Mr. Lumsdaine shall remain employed by the Company until September 30, 2016. The Company will continue to provide the same pay and benefits as set forth in Paragraphs (A) and (D) of Section V of the Employment Agreement through September 30, 2016. As to the Bonus Plan described in Paragraph (B) of Section V of the Employment Agreement, Mr. Lumsdaine will be eligible to receive any bonus payments for performance towards individual objectives during the period of January 1, 2016 through June 30, 2016, and prorated bonus payments on Company's performance through September 30, 2016. Bonus payout, if any, is subject to the eligibility requirements of the Bonus Plan and approval by the Compensation Committee of the Board of Directors. Neither the Company nor Mr. Lumsdaine will terminate Mr. Lumsdaine's employment prior to September 30, 2016 unless Mr. Lumsdaine engages in conduct constituting "Cause" as defined in the Employment Agreement. No provisions of the Employment Agreement shall survive following the termination of the Employment Agreement except as specifically described in this Section (2)(a).

(b)
As of Closing, the Company will accelerate the vesting of outstanding and unvested equity that has been awarded to Mr. Lumsdaine by the Company and that is included on Schedule 1 incorporated herein by reference. All amounts contributed by the Company  to the Capital Accumulation Plan ("CAP") for the benefit of Mr. Lumsdaine shall vest effective July 31, 2016, and thereafter be paid out in accordance with the terms of the CAP. Mr. Lumsdaine will remain bound by the agreements and the plan(s) governing the various equity awards on Schedule 1, and nothing herein shall be construed as a waiver or amendment of the equity award agreements or plan(s).

(3)
General Release. In exchange and in consideration for the promises, obligations, and agreements as set forth in this Agreement, herein, Mr. Lumsdaine does hereby irrevocably and unconditionally release, acquit and discharge Healthways, any related or affiliated companies and all other subsidiaries, assigns, predecessors or transferees, all present and former directors, officers, insurers, employees, servants and agents of any of them (together, individually and collectively, "Released Parties"), from any and all manner of actions, charges, complaints, suits, proceedings, claims, liabilities, obligations, agreements, controversies, demands, costs, losses, debts and expenses whatsoever of any kind or nature, at law or in equity, whether known or unknown, fixed or contingent, choate or inchoate, that Mr. Lumsdaine has as of the Effective Date, or ever has had, arising out of or in any way connected with the employment of Mr. Lumsdaine by Healthways and with his separation from employment with Healthways, if applicable, including but not limited to any and all claims under the Employment Agreement or otherwise for pay, benefits, damages, or any other relief which were, might or could have been asserted in any court, before any arbitrator, or before any administrative agency, including without limitation, the Civil Rights Act of 1991; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Americans with Disabilities Act; the Rehabilitation Act of 1973; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974; the Equal Pay Act; the Fair Labor Standards Act; the Vietnam Era Veteran's Readjustment Assistance Act; the Uniformed Service Employment and Reemployment Rights Act of 1994; the Worker  Adjustment and Retraining Notification Act; the Fair Credit Reporting Act; the Immigration Reform and Control Act of 1986; the Occupational Safety and Health Act of 1970; the Employee Polygraph Protection Act; any and all "whistle blower" employee statutes or regulations (i.e., those providing protection to an employee who raises charges of illegality, impropriety, workplace misconduct, failure to adhere to policies and procedures, etc.), any amendments to any of the foregoing, and any other federal, state, or local statute, regulation, ordinance, or common law, including without limitation any law related to discrimination (i.e., those pertaining generally to race, color, sex, age, religion, national origin, sexual orientation, worker's compensation or disability), retaliatory discharge (whether actual or constructive, and as and to the extent related to any of the foregoing), terms and conditions of employment, or termination of employment, to the full extent that such a release is allowed by law. This provision does not include the release of claims with respect to any vested benefits under a plan governed by the Employee Retirement Income Security Act or any claim related to the rights and benefits granted by the express terms of this Agreement.

(4)
Period of Time to Consider and Revoke. Mr. Lumsdaine has been encouraged by the Company to consult with his attorney before his execution of this Agreement. Mr. Lumsdaine was presented with this Agreement on July 27, 2016, and has been advised that he has twenty-one (21) days from July 27, 2016, to consider executing this Agreement; and that his decision to execute prior to the expiration of such twenty-one (21) day period was knowingly and voluntarily made. Mr. Lumsdaine further acknowledges that this Agreement has been individually negotiated and is not part of a group exit incentive or other separation package.

By signing and returning this Agreement, Mr. Lumsdaine acknowledges that he has read carefully and fully understands the terms of this Agreement, has had an opportunity to consult with his attorney prior to signing it and is signing it knowingly and voluntarily and has not been coerced or threatened into signing it or promised anything else in exchange for signing it other than as described herein.

Furthermore, Mr. Lumsdaine is aware that he has a right for a period of seven (7) days following his execution and delivery of this Agreement (the "Revocation Period"), to revoke this Agreement.  Mr. Lumsdaine's receipt, however, of the consideration contained in this Agreement is contingent on his execution and delivery of this Release Agreement and the expiration of the Revocation Period without this Agreement being revoked by Mr. Lumsdaine.

Mr. Lumsdaine must return a copy of the signed document to Mary Flipse via e-mail at Mary.Flipse@healthways.com.  Any revocation must also be delivered to Ms. Flipse.  The parties acknowledge that a copy of a signed document shall serve the same purpose as an original.

(5) Waiver.  Mr. Lumsdaine acknowledges that he is aware of his rights under the laws specifically and generally described in this Agreement and that as of the Effective Date, he waives those rights to the fullest extent that waiver is allowed by law; although the provisions of such waiver are not intended to be, nor shall the same be construed as, an indication that Mr. Lumsdaine has any legitimate causes of action under such provisions nor that Healthways has taken any actions in violation of such provisions.

(6) No Further Obligations.  Mr. Lumsdaine acknowledges that nothing in this  Agreement shall be considered or construed as an admission of liability or an admission that Healthways has violated any law, regulation or contract (express or implied).  Mr. Lumsdaine further acknowledges that the promises and payments provided hereunder also represent payment in full in satisfaction and resolution of all potential and/or disputed claims for back pay, severance pay, bonuses, equity grants/options, vacation pay (to the extent permitted by applicable law and except to the extent separately paid pursuant to company policy), compensatory, punitive, and/or liquidated damages, and damages or relief of any kind including costs, attorneys' fees, and expenses arising out of or pertaining to the unasserted claims released by this Agreement. Specifically, Mr. Lumsdaine acknowledges that he would not be entitled the payments and benefits described in Section 2 but for this Agreement.

(7) No Pending Complaints.  Mr. Lumsdaine represents and warrants that he has not filed any complaint(s) or charge(s) against Healthways with the Equal Employment Opportunity Commission or the state commission empowered to investigate claims of employment discrimination, the United States Department of Labor, the Office of Federal Contract Compliance Programs, or with any other local, state or federal agency or court, and that if any such agency or court assumes jurisdiction of any complaint(s) or charge(s) against Healthways on behalf of Mr. Lumsdaine, then Mr. Lumsdaine will request such agency or court to withdraw from the matter  and Mr. Lumsdaine will refuse any benefits derived therefrom, and the release contained in this Agreement shall apply to such claim.  This Agreement will not affect Mr. Lumsdaine's right to hereafter file a charge with or otherwise participate in an investigation or proceeding conducted   by the Equal Employment Opportunity Commission.  Mr. Lumsdaine represents and warrants that he has no knowledge of any practice engaged in by Healthways or its employees that is or was a violation in any material respect of any applicable state law or regulations or of any federal law or regulations including, but not by way of limitation, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder. Mr. Lumsdaine further acknowledges that he is not personally aware of any violations of, nor has he violated, any provisions of the Business Code of Conduct.

Mr. Lumsdaine further agrees to neither institute nor in any manner voluntarily participate in, as a class member or otherwise, any civil action or arbitration against Healthways which is now pending or may hereafter be brought that concerns any matter encompassed by this Agreement.

(8)    Effective Date. This Agreement shall become effective eight (8) days following the date on which Mr. Lumsdaine executes the Agreement provided that he provides Healthways with the signed document and does not revoke it ("Effective Date").

July 27, 2016	/s/ Alfred Lumsdaine
Date	Alfred Lumsdaine

July 27, 2016	/s/ Mary Flipse
Date	Mary Flipse, Chief Legal Officer

SCHEDULE 1

Equity Schedule for Alfred Lumsdaine

Number of outstanding and unvested shares to be accelerated as of Closing

RSUs	142,282

Options	38,453

MSUs	75,000